Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made and entered into as of June ____, 2020 between Konstantinos Galanakis (“K.G.”), Stavros Galanakis (“S.G.”), and Elvictor Group, Inc. (the “Company”) (K.G., S.G., and Company are each a “Party,” and are referred to herein collectively as the “Parties.”)

RECITALS

A.	On October 7, 2019, Thenablers, Inc. (the “Company”) entered into four separate “Series A Convertible Preferred Stock Purchase Agreement[s]” (the “Agreements”), copies of which are attached hereto as composite Exhibit A, for exactly 80,000,000 shares of a newly designated Series A Preferred Stock, having a designation filed with the state of Nevada as evidenced in the attached Exhibit B. Per the terms of the Agreements, these shares may not be converted for one year after they are issued and shall automatically convert exactly 18 months after the issuance of each share into a number of shares of Common Stock to be determined based on the Company’s performance. The holders of Series A Preferred Stock are entitled to vote with the shares of the Company’s Common Stock on any vote in which holders of the Common Stock are entitled to vote and shall have voting rights equal to exactly one vote per share of Series A Preferred Stock.

B.	On or around June 15, 2020, the the holders of the Series A Preferred Stock gifted shares such that K.G. become the holder of 46,704,000 shares of Series A Preferred Stock and S.G. became the holder of 33,291,000 shares of Series A Preferred Stock.

C.	Per the terms of the Agreements, K.G. and S.G. were to bring in business to the Company related shipping crew management services with revenues no less than $3,000,000.

D.	Upon evaluating the opportunities to expand the operations and business of the Company, the Board of Directors sought to engage Ernst & Young to provide a valuation of the Company bringing not just ship crew management services, but all shipping operations and business controlled by or driven by K.G. and S.G. As a result, Ernst & Young provided a valuation in excess of $150,000,000 for the business and operations (the “EY Report”).

E.	Based upon the EY Report, K.G. and S.G. approached the Company and its founders to renegotiate the terms of control of the Company such that K.G. and S.G. would collectively own 93% of the total issued and outstanding shares of common stock of the Company.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the covenants, promises and releases set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in full settlement of all claims that have or could have been asserted by and/or against the Parties, the Parties hereby agree, on behalf of themselves and any and all of their predecessors, successors, assigns, insurers, and any other parties or persons claiming by, through, or under any of the Parties hereto, as follows:

1.	Recitals. The foregoing recital paragraphs are incorporated into and form a part of this Agreement.

2.	Settlement of Series A Preferred Shares.

(a)	Upon the occurrence of those conditions described under paragraph 2(b) below, K.G. and S.G. shall each surrender 100% of the shares of Series A Preferred stock in exchange for a number of shares of common stock of the Company such that the ratio between K.G. and S.G., collectively, and the Founders shall be exactly 95% at the time of Closing on a pro rata basis (the “Settlement Shares”). Founders shall be herein be defined as the aggregate, pro rata holdings of restricted common stock held by Panagiotis Tolis, Panagiotis Lazaretos, Sotirios Foutsis, Eleftherios Kontos, and Theofylaktos Petros Oikonomou (the “Founders”) as of the date of execution of this Agreement, as described in Exhibit A, attached herein. Any sale or transfer of Founder’s shares prior to Closing shall be tacked to the Founders and attributed to the Founder’s 5%.

(b)	The issuance of the Settlement Shares shall be conditioned upon the occurrence of the following:

i.	K.G. and S.G. shall deliver to the Company an agreement providing that they shall at no time compete with or otherwise withhold any opportunities related to the shipping industry, whether directly or indirectly related to ship management and crew management (the “Non-Compete Agreement”) to mutually agreed terms between the K.G. and S.G. and the Company; and

ii.	The earliest of the following events (a “Triggering Event”):

1.	The transfer or engagement of new business representing new businesss of no less than $3,000,000.00 annual revenues on a pro forma basis;

2.	Securing financing for the Company no less than $10,000,000; or

3.	The passage of 9 months from the date of this Agreement.

3.	Closing.

(a)	Closing shall occur upon the date of the earliest Triggering Event, so long as the NonCompete Agreement has been fully executed and delivered to the Company.

(b)	At Closing, the K.G. and S.A. shall deliver such documents as shall be required to return the Series A Preferred Stock to treasury of the Company.

(c)	At Closing, the Company shall provide evidence of the issuance of the shares with the transfer agent of the Company in such form as to the satisfaction of K.G. and S.G.

4. K.G.’s and S.G.’s Releases. Except for the obligations imposed by and arising from this Agreement and effective upon payment and delivery of those obligations due herein, K.G. and S.G. and all of its successors, predecessors, affiliated entities, parents, subsidiaries, related parties, and all parties acting in concert with K.G. and S.G. (collectively, the “Shareholder Releasors”), shall release and discharge Company and their respective directors, officers, agents, affiliates, parents, subsidiaries, successors, and professionals (the “Company Released Parties”) of and from any and all liability for claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, attorneys’ fees, and causes of action of any kind and nature, in law or in equity, whether known or unknown, or any acts, matters or omissions, claims, rights, causes of action, actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, obligations, costs, expenses, attorneys’ fees, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions and demands whatsoever, in law, admiralty or equity, whether known or unknown, which they ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Upon payment of the Settlement Payment, the Sharholder Releasors agree to be permanently and finally enjoined from commencing or prosecuting any actions or other proceedings, asserting any and all such claims either directly, indirectly, representatively, derivatively, or in any other capacities against the Company Released Parties hereunder.

5. Company’s Releases. Except for the obligations imposed by and arising from this Agreement and effective upon payment and delivery of those obligations due herein, Company and all of its current and former successors, predecessors, affiliated entities, parents, subsidiaries, successors, related parties, and all parties acting in concert with Company (collectively, the “Company Releasors”), shall release and discharge K.G. and S.G. of and from any and all liability for claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, attorneys’ fees, and causes of action of any kind and nature, in law or in equity, whether known or unknown, or any acts, matters or omissions, claims, rights, causes of action, actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, obligations, costs, expenses, attorneys’ fees, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions and demands whatsoever, in law, admiralty or equity, whether known or unknown, which they ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Upon payment of the Settlement Payments, the Company Releasors agree to be permanently and finally enjoined from commencing or prosecuting any actions or other proceedings, asserting any and all such claims either directly, indirectly, representatively, derivatively, or in any other capacities against the K.G. and S.G.

6. Warranties and Representations. Other than as set forth in this Agreement, no Party has received nor relied upon any oral or written representation, statement or communication of any other party or party representative regarding any past or present fact, circumstance, condition, state of affairs, legal effect, or promise of future action. Each Party has been represented by counsel of its choice in negotiating, preparing and executing this Agreement and its terms.

7. Notice. Any notice in connection with this Agreement shall be given, by email and by certified mail, to each of the following individuals:

For K.G.:

____________________
____________________
____________________

For S.G.:

____________________
____________________
____________________

For Company:

____________________
____________________
____________________

8. No Admission of Liability. This Agreement is entered into as a good faith compromise among the Parties for the complete and final settlement of any and all claims, disputes and causes of action among them. By this settlement, no Party admits liability to any other Party in any respect (other than the obligations set forth in this Agreement), or makes any admission as to factual or legal contentions relating to the matters settled herein.

9. No Assignment or Transfer. The Parties warrant and represent to each other that none of them has heretofore assigned or transferred to any person not a party to this Agreement any claims that are subject to the Releases referenced herein or any portion thereof and each shall defend, indemnify, and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported, or claimed.

10. Settlement of Dispute Between Original Parties. The Parties understand and agree that to the extent that this Agreement intends to settle disputes between the original parties to the underlying Agreements, no Party not previously a Party to the original agreement underlying shall be liable or otherwise added to any claim or dispute derived from this Agreement. Each Party has entered into this Agreement in settlement of their respective rights and obligations alone.

11. Jointly Drafted. This Agreement shall be treated as jointly drafted, and will not be construed against any Party as drafter. This Agreement provides no rights to any third party except to the extent expressly set forth herein.

12. Entire Agreement. This Agreement constitutes the entire agreement among the Parties on the subjects addressed herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby. No contrary or supplementary oral agreement shall be admissible in a court to contradict, alter, supplement, or otherwise change the meaning of this Agreement. The Parties acknowledge and expressly agree that the provisions of this Agreement are fair, adequate and reasonable, are fully satisfactory to each of them, and are not unconscionable to their respective best interests as they perceive those interests.

13. Severability. If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

14. Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute but one and the same agreement. The signatories executing this Agreement represent and warrant that they are authorized to execute this Agreement on behalf of the Parties and entities for whom they sign and in the capacities set forth below. Signatures obtained by facsimile, email in PDF or similar format, or other electronic means shall be deemed to be original signatures.

15. Governing Law; Venue; Service. This Agreement is to be governed by the laws of the State of Nevada without regard to principles of conflicts of law. Venue shall be exclusively in the courts located in Clark County Nevada. In addition to any other method of service allowed under applicable law, the Parties consent to service of any papers in connection with this Agreement through the method provided in Paragraph 7 of this Agreement.

THIS SPACE LEFT INTENTIONALLY BLANK SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first affixed above.

KONSTANTINOS GALANAKIS

_______________________

Konstantinos Galanakis, Individually

STAVROS GALANAKIS

Konstantinos Galanakis, Individually

THE COMPANY

Panagiotis Tolis, Chief Investor Relations Officer

Elvictor Group, Inc.

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